Exhibit 99.1

Contacts:

Vincent Zanna

Vice President, Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2016 RESULTS

NEW YORK, November 22, 2016 — J.Crew Group, Inc. (the “Company”) today announced financial results for the third quarter and first nine months of fiscal 2016.

Third Quarter highlights:

•	Total revenues decreased 4% to $593.2 million. Comparable company sales decreased 8% following a decrease of 11% in the third quarter last year.
•	J.Crew sales decreased 7% to $488.0 million. J.Crew comparable sales decreased 9% following a decrease of 12% in the third quarter last year.
•	Madewell sales increased 12% to $88.0 million. Madewell comparable sales increased 4% following an increase of 1% in the third quarter last year.
•	Gross margin was 38.1% compared to 38.6% in the third quarter last year.
•	Selling, general and administrative expenses were $204.5 million, or 34.5% of revenues, compared to $201.8 million, or 32.6% of revenues in the third quarter last year.
•

Operating income was $20.0 million compared with an operating loss of $808.5 million in the third quarter last year. Operating income this year includes pre-tax, non-cash impairment charges of $1.3 million. The operating loss in the third quarter last year reflects the impact of pre-tax, non-cash impairment charges of $845.9 million.

•

Net loss was $7.9 million compared to $759.7 million in the third quarter last year. The net loss this year reflects the impact of (i) a non-cash charge to income tax expense of $6.8 million to record a valuation allowance related to the Company’s deferred tax assets and (ii) non-cash impairment charges. The net loss last year reflects the impact of non-cash impairment charges.

•

Adjusted EBITDA was $53.3 million compared to $73.6 million in the third quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Millard Drexler, Chairman and Chief Executive Officer, commented, “Our third quarter results reflect ongoing traffic challenges and a highly promotional retail environment. While we expect these trends to persist through the fourth quarter, we continue to remain focused on driving sales productivity and carefully managing inventory and expenses. In addition, we have several key operational initiatives underway that we believe position us to regain momentum and deliver long term growth.”

First Nine Months highlights:

•	Total revenues decreased 4% to $1,730.5 million. Comparable company sales decreased 7% following a decrease of 10% in the first nine months last year.
•	J.Crew sales decreased 6% to $1,445.5 million. J.Crew comparable sales decreased 9% following a decrease of 12% in the first nine months last year.
•	Madewell sales increased 15% to $238.7 million. Madewell comparable sales increased 4% following an increase of 6% in the first nine months last year.
•	Gross margin was 36.6% compared to 36.7% in the first nine months last year.
•	Selling, general and administrative expenses were $593.3 million, or 34.3% of revenues, compared to $605.3 million, or 33.7% of revenues in the first nine months last year.

•

Operating income was $34.0 million compared with an operating loss of $1,326.5 million in the first nine months last year. Operating income this year includes pre-tax, non-cash impairment charges of $6.7 million. The operating loss last year includes pre-tax, non-cash impairment charges of $1,380.3 million and a charge of $4.8 million for severance and related costs associated with the Company’s workforce reduction.

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Net loss was $24.6 million compared to $1,235.6 million in the first nine months last year. The net loss this year reflects the impact of (i) a non-cash charge to income tax expense of $6.8 million to record a valuation allowance related to the Company’s deferred tax assets and (ii) non-cash impairment charges. The net loss last year reflects the impact of non-cash impairment charges.

•

Adjusted EBITDA was $137.0 million compared to $159.4 million in the first nine months last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $38.4 million compared to $47.5 million at the end of the third quarter last year.
•	Total debt, net of discount and deferred financing costs, was $1,513 million compared to $1,520 million at the end of the third quarter last year.
•

Inventories were $446.3 million compared to $483.0 million at the end of the third quarter last year. Inventories decreased 8% and inventories per square foot decreased 13% compared to the end of the third quarter last year.

ABL Refinancing

In the fourth quarter of fiscal 2016, the Company amended its ABL Facility to, among other things, extend the scheduled maturity date from December 10, 2019 to November 17, 2021. Average short-term borrowings under the ABL Facility were $11.3 million and $18.1 million in the first nine months of fiscal 2016 and fiscal 2015, respectively. There were no outstanding borrowings under the ABL Facility at October 29, 2016 compared to $20 million outstanding at October 31, 2015. As of the date of this release, there were outstanding borrowings of $10 million under the ABL Facility with excess availability of approximately $320 million.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of the Company, issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”).

The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and (iii) not guaranteed by any of the Issuer’s subsidiaries, and therefore are not recorded in the financial statements of the Company.

On October 28, 2016, the Issuer delivered notice to U.S. Bank N.A., as trustee, under the indenture governing the PIK Notes, that with respect to the interest that will be due on such notes on the May 1, 2017 interest payment date, the Issuer will make such interest payment by paying in kind at the PIK interest rate of 8.50% instead of paying in cash. The PIK election will increase the outstanding principal balance of the PIK Notes by $23.1 million to $566.5 million. Therefore, the Company will not pay a dividend to the Issuer in the first quarter of fiscal 2017 to fund a semi-annual interest payment. Pursuant to the terms of the indenture governing the PIK Notes, the Issuer intends to evaluate this option prior to the beginning of each interest period based on relevant factors at that time.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, November 22, 2016, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until November 29, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13650049.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of November 22, 2016, the Company operates 287 J.Crew retail stores, 110 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 181 factory stores (including 37 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, the retirement, repurchase or exchange of its indebtedness or the indebtedness of its indirect parent, its substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to anticipate and timely respond to changes in trends and consumer preferences, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to its information systems, its ability to implement its real estate strategy, its ability to implement its international expansion strategy, its ability to attract and retain key personnel, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Third Quarter Fiscal 2016	Third Quarter Fiscal 2015	First Nine Months Fiscal 2016	First Nine Months Fiscal 2015
Net sales:
J.Crew	$487,974	$526,975	$1,445,453	$1,542,246
Madewell	87,968	78,683	238,705	208,470
Other	17,213	13,757	46,316	44,151
Total revenues	593,155	619,415	1,730,474	1,794,867
Cost of goods sold, including buying and occupancy costs	367,299	380,199	1,096,466	1,135,745
Gross profit	225,856	239,216	634,008	659,122
As a percent of revenues	38.1%	38.6%	36.6%	36.7%
Selling, general and administrative expenses	204,547	201,823	593,303	605,336
As a percent of revenues	34.5%	32.6%	34.3%	33.7%
Impairment losses	1,333	845,915	6,729	1,380,324
Operating income (loss)	19,976	(808,522)	33,976	(1,326,538)
As a percent of revenues	3.4%	NM %	2.0%	(73.9)%
Interest expense, net	20,675	17,581	59,511	52,344
Loss before income taxes	(699)	(826,103)	(25,535)	(1,378,882)
Provision (benefit) for income taxes	7,201	(66,440)	(967)	(143,238)
Net loss	$(7,900)	$(759,663)	$(24,568)	$(1,235,644)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	October 29, 2016	January 30, 2016	October 31, 2015

Assets
Current assets:
Cash and cash equivalents	$38,416	$87,812	$47,474
Inventories	446,320	372,410	482,999
Prepaid expenses and other current assets	76,872	65,605	70,809
Total current assets	561,608	525,827	601,282

Property and equipment, net	371,292	398,244	403,066

Intangible assets, net	452,700	460,744	464,663

Goodwill	107,900	107,900	107,900

Other assets	5,806	7,261	7,833
Total assets	$1,499,306	$1,499,976	$1,584,744

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$255,358	$248,342	$299,253
Other current liabilities	177,346	157,765	157,138
Interest payable	8,307	5,279	5,372
Income taxes-related payable	4,092	7,086	17,369
Borrowings under the ABL Facility	—	—	20,000
Current portion of long-term debt	15,670	15,670	15,670
Total current liabilities	460,773	434,142	514,802

Long-term debt, net	1,497,326	1,501,917	1,504,752

Lease-related deferred credits, net	132,755	131,812	131,462

Deferred income taxes, net	149,236	148,819	145,678

Other liabilities	51,817	52,273	47,051

Stockholders’ deficit	(792,601)	(768,987)	(759,001)
Total liabilities and stockholders’ deficit	$1,499,306	$1,499,976	$1,584,744

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Third Quarter Fiscal 2016	Third Quarter Fiscal 2015	First Nine Months Fiscal 2016	First Nine Months Fiscal 2015
Net loss	$(7.9)	$(759.7)	$(24.6)	$(1,235.6)
Provision (benefit) for income taxes	7.2	(66.4)	(1.0)	(143.2)
Interest expense	20.7	17.6	59.5	52.3
Depreciation and amortization (including intangible assets)	29.9	30.4	88.4	88.5
EBITDA	49.9	(778.1)	122.3	(1,238.0)
Sponsor monitoring fees	2.5	2.4	7.5	7.6
Impairment losses	1.3	845.9	6.7	1,380.3
Share-based compensation	0.2	0.4	0.8	2.1
Amortization of lease commitments	(0.6)	2.7	(0.3)	2.6
Charges related to a workforce reduction	—	0.3	—	4.8
Adjusted EBITDA	53.3	73.6	137.0	159.4
Taxes paid	(0.5)	(0.2)	(1.0)	(1.0)
Interest paid	(16.1)	(18.5)	(53.3)	(55.6)
Changes in working capital	(23.7)	(21.7)	(64.2)	(57.5)
Cash flows from operating activities	13.0	33.2	18.5	45.3
Cash flows from investing activities	(23.2)	(33.1)	(59.3)	(78.6)
Cash flows from financing activities	—	6.1	(7.8)	(29.9)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.6)	(0.1)	(0.8)	(0.4)
Increase (decrease) in cash	(10.8)	6.1	(49.4)	(63.6)
Cash and cash equivalents, beginning	49.2	41.4	87.8	111.1
Cash and cash equivalents, ending	$38.4	$47.5	$38.4	$47.5

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage(1)

(unaudited)

	Fiscal 2016
Period	Total stores open at beginning of the period	Number of stores opened during the period(2)	Number of stores closed during the period(2)	Total stores open at end of the period
First Quarter (3)	551	6	—	557
Second Quarter (3)	557	7	—	564
Third Quarter (3)	564	9	(2)	571
Fourth Quarter (4)	571	12	(13)	570
Fiscal 2016	551	34	(15)	570

	Fiscal 2016
Period	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter (3)	3,057,176	25,292	—	3,082,468
Second Quarter (3)	3,082,468	39,236	(10)	3,121,694
Third Quarter (3)	3,121,694	42,352	(10,764)	3,153,282
Fourth Quarter (4)	3,153,282	61,324	(76,211)	3,138,395
Fiscal 2016	3,057,176	168,204	(86,985)	3,138,395
(1)	Store count and square footage summary includes one retail store and one Madewell store that are temporarily closed at the time of this announcement and that are expected to re-open in April 2017.
(2)	The detail of the number of stores to be opened or closed during fiscal 2016 is as follows:

	Retail	Factory	Mercantile	Madewell	International	Total
Open	2	2	19	10	1	34
Conversion to J.Crew Mercantile	(1)	(9)	10	—	—	—
Close	(10)	(4)	—	—	(1)	(15)
Net	(9)	(11)	29	10	—	19
(3)	Reflects actual activity.
(4)	Reflects projected activity.